UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 9, 2005 (March 9, 2005)

Crompton Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-30270 (Commission file number)	52-2183153 (IRS employer identification number)

199 Benson Road, Middlebury, Connecticut (Address of principal executive offices)		06749 (Zip Code)

(203) 573-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

      Crompton Corporation announced today that it has entered into a definitive merger agreement with Great Lakes Chemical Corporation for an all-stock merger transaction that will create the third-largest publicly traded U.S. specialty chemicals company. The new company will have combined pro forma 2004 revenues of more than $4.1 billion and a market capitalization of nearly $3.2 billion.

      Under terms of the agreement, which has been unanimously supported by the boards of directors of both companies, Great Lakes shareholders will receive 2.2232 shares of Crompton common stock for each share of Great Lakes common stock they hold. The transaction is expected to be tax-free to Great Lakes's shareholders. The exchange ratio represents a 10.1% premium over Great Lakes's closing share price on March 8, 2005, and equates to $29.92 per Great Lakes share. Based on the March 8th price, the transaction is valued at $1.8 billion, including approximately $250 million of Great Lakes net debt and minority interest.

      The new company will be owned 51 percent by Crompton shareholders and 49 percent by Great Lakes shareholders on a fully-diluted basis. Robert L. Wood, currently chairman, president and CEO of Crompton, will serve in those capacities for the combined company, which will be headquartered in Middlebury, Connecticut. In addition to Robert L. Wood, the board of directors will have five directors from each side, for a total of eleven directors. The new company expects to maintain Crompton 's existing cash dividend level of $.05 per quarter.

      The transaction is expected to be accretive to the combined company's 2006 earnings per share and cash flow per share. In addition to significant cost synergies, the combined company expects to realize cash flow benefits related to utilization of Compton's net operating losses. One-time pre-tax closing costs are expected to be approximately $35 million - $40 million. The combined company also expects to incur one-time pre-tax integration costs of approximately $90 million - $100 million.

      The transaction, which is expected to close by mid-year, is subject to regulatory approvals, approval by shareholders of both companies and other customary conditions. Morgan Stanley and Citigroup Global Markets Inc. acted as financial advisors to Crompton on this transaction and Merrill Lynch & Co. acted as financial advisor to Great Lakes.

      A copy of a press release announcing the transaction is attached hereto as Exhibit 99.1 and is herein incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(c)      Exhibits
Exhibit Number	Exhibit Description
99.1	Press Release Dated March 9, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Crompton Corporation (Registrant)
By /s/ Barry J. Shainman Name: Barry J. Shainman Title: Secretary

Date: March 9, 2005

Exhibit Index
Exhibit Number	Exhibit Description
99.1	Press Release Dated March 9, 2005